Exhibit 4.4


The Securities, in the form of the Promissory Note of Branded Media Corporation, Inc. have not been registered under the Securities Act of 1933, as amended, or under any state securities laws. Such securities cannot be sold, transferred, assigned or otherwise disposed, except in accordance with the Securities Act of 1933, as amended, and applicable state securities laws.

                       CONVERTIBLE SECURED PROMISSORY NOTE

                                                              New York, New York
                                                             ____________, 2005

FOR VALUE RECEIVED, Branded Media Corporation., a Nevada corporation, 425 Madison Avenue- Penthouse, New York, NY 10017 and its successors and assigns, (the "Maker") promises to pay to the order of __________________ ("Holder"), at ______________________________________ or at such other place as Holder may from time to time designate in writing, the principal sum of __________ Dollars ($________) in lawful money of the United States of America, together with interest on so much thereof as is from time to time outstanding at the rate hereinafter provided, and payable as hereinafter provided. This Note is one of a series of Notes containing the same terms as this Note in an amount not exceeding $1,000,000.

     1. Interest Rate. The unpaid principal balance of this Note shall bear interest at the rate of twelve percent (12%) per annum, simple interest.

     2. Payment/Maturity Date. The total outstanding principal balance hereof, together with accrued and unpaid interest, shall be due and payable on the earlier to occur of (a) thirty (30) days after the closing of an additional $5MM in financing, and (b) 12 months after the date of this Note.

     3. Default Interest and Attorney Fees. Upon declaration of a default hereunder, the balance of the principal remaining unpaid, interest accrued thereon, and all other costs and fees shall bear interest at the rate of eighteen percent (18%) per annum from the date of default. In the event of default, the Maker and all other parties liable hereon agree to pay all costs of collection, including reasonable attorneys' fees.

     4. Interest Calculation. Daily interest shall be calculated on a 365-day year and the actual number of days in each month.

     5. Security Agreement. This Note is subject to a Security Agreement of even date between the Maker and the Holder.

     6. Conversion. The Holder shall have the right, at any time prior to payment (or pre-payment) by Maker, to convert all or any part of the then outstanding balance of principal and interest under this Note into shares of common stock of Maker ("Common Stock") at the conversion price of $.50 per share, as may be adjusted in accordance with Section 11 hereof (the "Conversion Price").

     7. Prepayment. This Note may not be prepaid in whole or in part.

     8. Costs of Collection. Maker agrees that if, and as often as, this Note is placed in the hands of an attorney for collection or to defend or enforce any of Holder's rights hereunder or under any instrument securing payment of this Note, Maker shall pay to Holder its reasonable attorneys' fees and all court costs and other expenses incurred in connection therewith, regardless of whether a lawsuit

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is ever commenced or whether, if commenced, the same proceeds to judgment or not. Such costs and expenses shall include, without limitation, all costs, reasonable attorneys' fees, and expenses incurred by Holder in connection with any insolvency, bankruptcy, reorganization, foreclosure, deed in lieu of foreclosure or similar proceedings involving Maker or any endorser, surety, guarantor, or other person liable for this Note which in any way affect the exercise by Holder of its rights and remedies under this Note, or any other document or instrument securing, evidencing, or relating to the indebtedness evidenced by this Note.

     9. Default. At the option of Holder, the unpaid principal balance of this Note and all accrued interest thereon shall become immediately due, payable, and collectible, with written notice of default and demand, and with five days notice to cure any default, upon the occurrence at any time of any of the following events, each of which shall be deemed to be an event of default hereunder:

          (a) Maker's failure to make any payment of principal, interest, or other charges on or before the date on which such payment becomes due and payable under this Note.

          (b) Maker's breach or violation of any agreement or covenant contained in this Note or in any other document or instrument related to the transactions contemplated by this Note, including without limitation, (i) that certain Security Agreement dated the date hereof by and between the Maker and the Holder, (ii) that certain Registration Rights Agreement dated the date hereof by and between the Maker and the Holder and (iii) that certain Warrant to purchase 50,000 shares of Common Stock registered in the name of the Holder (the "Warrant") (collectively, the "Transaction Documents").

          (c) Dissolution, liquidation or termination of Maker.

     10. Application of Payments. Any payment made against the indebtedness evidenced by this Note shall be applied against the following items in the following order: (1) costs of collection, including reasonable attorney's fees incurred or paid and all costs, expenses, default interest, late charges and other expenses incurred by Holder and reimbursable to Holder pursuant to this Note (as described herein); (2) default interest accrued to the date of said payment; (3) ordinary interest accrued to the date of said payment; and (4) finally, outstanding principal.

     11. Anti-dilution protection. The Conversion Price and number and kind of shares or other securities to be issued upon conversion shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

          (a) Reorganizations, Consolidations, etc. In the event, at any time after the date hereof, of any capital reorganization, or any reclassification of the equity or capital securities of the Maker (other than as a result of a dividend or similar payment or subdivision, split-up or combination), or the consolidation or merger of the Maker with or into another person (other than a consolidation or merger in which the Maker is the continuing corporation and which does not result in any change in the powers, designations, preferences and rights, or the qualifications, limitations or restrictions, if any, of the equity securities of the Maker as amended from time to time) or of the sale or other disposition of all or substantially all the properties and assets of the Maker in its entirety to any other person (any such transaction, an "Extraordinary Transaction"), then this Note shall be exercisable for the kind and number of shares of stock or other securities or property of the Maker, or of the corporation resulting from or surviving such Extraordinary Transaction, that a holder of the number of Common Stock deliverable (immediately prior to the

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     effectiveness of the Extraordinary Transaction) upon conversion of this
     Note would have been entitled to receive upon such Extraordinary Transaction. The provisions of this section shall similarly apply to successive Extraordinary Transactions.

          (b) Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

          (c) Share Issuance. So long as this Note is outstanding, if the Maker shall offer, issue or agree to issue any shares of Common Stock except for the Permitted Issuances (as defined in the Warrant) for a consideration less than the Conversion Price in effect at the time of such issue, then, and thereafter successively upon each such issue, the Conversion Price shall be reduced to such other lower issue price. For purposes of this adjustment, the issuance of any security carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above-described security and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price. The reduction of the Conversion Price described in this paragraph is in addition to other rights of the Holder described in this Note.

          (d) Whenever the Conversion Price is adjusted pursuant to Section 11 above, the Maker shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

     12. Maker Representations and Warranties. The Maker represents and warrants to the Holder that:

          (a) Due Incorporation. The Maker is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to own its properties and to carry on its business as currently conducted. The Maker is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. For purpose of this Agreement, a "Material Adverse Effect" shall mean a material adverse effect on the financial condition, results of operations, properties or business of the Maker.

          (b) Authority; Enforceability. The Transaction Documents and any other agreements delivered together with the Transaction Documents or in connection therewith (collectively "Deal Documents") have been duly authorized, executed and delivered by the Maker and are valid and binding agreements enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity. The Maker has full corporate power and authority necessary to enter into and deliver the Deal Documents and to perform its obligations hereunder.

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          (c) Consents. No consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over the Maker, nor the Maker's shareholders is required for the execution by the Maker of the Deal Documents and compliance and performance by the Maker of its obligations under the Deal Documents.

          (d) The Securities. The shares of Common Stock issuable upon conversion of this Note and upon exercise of the Warrant (the "Securities"):

               (i) are, or will be, free and clear of any security interests, liens, claims or other encumbrances, subject to restrictions upon transfer under the Securities Act of 1933 (the "1933 Act") and any applicable state securities laws; and

               (ii) have been, or will be, duly and validly authorized and on the date of issuance of the shares of Common Stock upon conversion of this Note and upon exercise of the Warrant will be duly and validly issued, fully paid and non-assessable, and if registered pursuant to the 1933 Act, and resold pursuant to an effective registration statement will be free trading and unrestricted in the United States.

     13. Non-Waiver. No delay or omission on the part of Holder in exercising any rights or remedies hereunder shall operate as a waiver of such right or remedy or of any other right or remedy under this Note. A waiver on any one or more occasion shall not be construed as a bar to or waiver of any such right and/or remedy on any future occasion.

     14. Maximum Interest. In no event whatsoever shall the amount paid, or agreed to be paid, to Holder for the use, forbearance, or retention of the money to be loaned hereunder ("Interest") exceed the maximum amount permissible under applicable law. If the performance or fulfillment of any provision hereof, or any agreement between Maker and Holder shall result in Interest exceeding the limit for Interest prescribed by law, then the amount of such Interest shall be reduced to such limit. If, from any circumstance whatsoever, Holder should receive as Interest an amount which would exceed the highest lawful rate, the amount which would be excessive Interest shall be applied to the reduction of the principal balance owing hereunder (or, at the option of Holder, be paid over to Maker) and not to the payment of Interest.

     15. Purpose of Loan. Maker certifies that the loan evidenced by this Note is obtained for business or commercial purposes and that the proceeds thereof will not be used primarily for personal, family, household, or agricultural purposes.

     16. Governing Law. As an additional consideration for the extension of credit, Maker and each endorser, surety, guarantor, and any other person who may become liable for all or any part of this obligation understand and agree that the loan evidenced by this Note is made in the State of New York and the provisions hereof will be construed in accordance with the laws of the State of New York, and such parties further agree that in the event of default this Note may be enforced in any court of competent jurisdiction in the State of New York and they do hereby submit to the jurisdiction of such court regardless of their residence or where this Note or any endorsement hereof may be executed.

     17. Binding Effect. The term "Maker" as used herein shall include the original Maker of this Note and any party who may subsequently become liable for the payment hereof as an assumer with the consent of the Holder, provided that Holder may, at its option, consider the original Maker of this Note alone as

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Maker unless Holder has consented in writing to the substitution of another party as Maker. The term "Holder" as used herein shall mean Holder or, if this
Note is transferred, the then Holder of this Note.

     18. Relationship of Parties. Nothing herein contained shall create or be deemed or construed to create a joint venture or partnership between Maker and Holder. Holder is acting hereunder as a lender only.

     19. Severability. Invalidation of any of the provisions of this Note or of any paragraph, sentence, clause, phrase, or word herein, or the application thereof in any given circumstance, shall not affect the validity of the remainder of this Note.

     20. Amendment. This Note may not be amended, modified, or changed, except only by an instrument in writing signed by both of the parties.

     21. Time of the Essence. Time is of the essence for the performance of each and every obligation of Maker hereunder.

     IN WITNESS WHEREOF, the undersigned has executed this Note as of __________, 2005

                                           BRANDED MEDIA CORPORATION
                                             A Nevada Corporation



                                           By: ---------------------------------
                                               Donald C. Taylor, President


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